Exhibit 99.2

Remarks of Bernard P. Aldrich
Rimage Corporation 3rd Quarter/FYE 2005 Conference Call
October 25, 2005

■	Good morning and thanks for taking the time to participate in our third quarter earnings conference call.

■	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.

■	Also with us are Dave Suden, Rimage’s chief technology officer, and Manny Almeida, our executive vice president.

■	All of us will be pleased to take your questions at the conclusion of our opening remarks.

■

In keeping with Regulation FD, which prohibits us from providing any guidance or other forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance in our third quarter release.

■	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

■	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

■	Turning now to the subject of this conference call, we reported strong third quarter operating results.

■	Revenues of $28 million were up 56% from the year-earlier period.

■	Earnings rose 94% to $4.1 million or $0.39 per diluted share, marking an all-time quarterly record.

■	Third quarter revenues were consistent with our previously reported guidance, but earnings exceeded our forecast of $0.27 to $0.32 per share for this period.

■	As we stated in this morning’s earnings release, the major story in the third quarter was the significant shift in our sales mix toward our high-end Producer CD/DVD publishing systems.

■	One of the drivers of this shift was anticipated; and that was shipments of approximately $6.0 million related to our continuing rollout into the retail market.

■	The approximately $2 million balance of this previously reported order is scheduled for shipment in the fourth quarter.

■	However, strong Producer sales were not restricted to the retail market.

■	We recorded robust sales into virtually all of our targeted Producer markets, including medical imaging.

■	This pattern is consistent with the fact that we are finding a steadily greater number of market applications for our Producer line.

■	Reflecting these positive developments, our gross margin increased to 48% in the third quarter from 43% in this year’s second quarter and from 44% in the third quarter of 2004.

■	This strong margin improvement was the factor primarily responsible for our stronger than forecasted third quarter earnings.

■

It is particularly encouraging to note that our above plan earnings were attained while incurring approximately $1.0 million in additional expense related to our previously announced strategic analysis that is being conducted by a major international consulting firm.

■	This analysis indicates that substantial opportunities exist for our current CD/DVD technology for the foreseeable future, and that optical media will be a growth medium for the next 5-10 years.

■	The high-end opportunity in this arena is substantial and pursuing it will require an intense focus on our part.

■	New technologies and applications that support our high-end Producer line also will be aggressively pursued.

■	In addition, we will continue to evaluate opportunities within the low-end Desktop market, but future development must meet long term strategic objectives.

■	To facilitate these objectives, our Board of Directors has established a Strategic Planning Committee to assist in the assessment and development of our strategic plan.

■	Turning to the guidance contained in this morning’s release, we are optimistic about our prospects for a solid fourth quarter, which would make 2005 the strongest year in Rimage’s history.

■	We are forecasting fourth quarter earnings of $0.27 to $0.32 per diluted share on revenues of $24 to $26 million.

■	Results at these levels would bring Rimage’s full-year earnings to the range of $1.15 to $1.20 on full-year sales of $95 to $97 million.

■	Our fourth quarter guidance is based on several factors.

■	First, forecasted revenues for this period reflect the absence of retail-related shipments similar in size to that in the third quarter.

■	The outlook for the retail market remains positive, but roll-outs of Rimage systems are expected to continue fluctuating between quarters.

■	Second, we do not anticipate at this time any material strengthening in sales of 360i systems.

■	And third, expense growth is expected to moderate in the fourth quarter, although we will incur an additional expense of approximately $500,000 related to our strategic analysis.

■	We also are confident about our longer-term future.

■

For example, it is increasingly apparent that applications such as photography, music and video are all converging at the retail level, and this development should significantly expand Rimage’s overall retail opportunity.

■	In fact, four national retailers are currently testing our equipment in photo, music and software applications.

■	We believe these field trials have the potential for expanding into national rollouts in 2006.

■	In all, we believe Rimage’s strategic position is solidly grounded, and we look forward to bringing you news of further positive developments in coming quarters.

■	Thank you. Now, Rob Wolf will review our third quarter results in some detail.

Remarks of Robert M. Wolf
Rimage Corporation 3rd Quarter/FYE 2005 Conference Call
October 25, 2005

■	Thanks, Bernie

■	Since our top line growth has already been covered in some detail, I will only highlight a few points about our third quarter sales.

■

Reflecting the impact of our consumables strategy, recurring revenues in the form of replacement printer ribbons and cartridges, blank CD/DVD discs, parts and service contracts increased 33% in the third quarter of 2005 and accounted for 35% of sales, compared to 41% in the third quarter of 2004.

■	International sales, which were somewhat stronger than anticipated, increased 29% in this year’s third quarter and accounted for 28% of total sales, compared to 34% in the year-earlier quarter.

■

The European market continued to generate the majority of our international sales for this period, but sales in Asia and Latin America posted strong growth, reflecting intensified sales efforts in these regions.

■	Currency effects had a minimal impact on our worldwide sales in the third quarter of 2005.

■

Rimage’s gross margin improved to 48% in the third quarter, from 43% in the second quarter and 44% in the year-earlier period, due primarily to a shift in our sales mix toward our high-end Producer line of publishing systems.

■	Given the positive outlook for our Producer line, we believe our fourth quarter gross margin should be at or near the third quarter level.

■	Moving down the P&L, third quarter R&D expense of $1.4 million was down by 7% from this year’s second quarter but up by 39% from the year-earlier level.

■	Third quarter R&D expense equaled 5% of sales, down from 7% in the second quarter and 6% in the year-earlier period.

■	R&D expense in this year’s fourth quarter is expected to be relatively unchanged from the third quarter level.

■

Selling, general and administrative expense, which included the $1.1 million associated with our strategic study, came to approximately $5.9 million in the third quarter, up 24% from this year’s second quarter and 60% from last year’s third quarter.

■	As a percentage of sales, third quarter SG&A came in at 21%, down from 22% in this year’s second quarter and unchanged from last year’s third quarter.

■

The growth in SG&A during the past year has been driven by the need to strengthen our sales and marketing organization, implement business systems to accommodate our accelerating growth, and costs related to the strategic study.

■	Excluding the expenses related to the strategic study in the third and fourth quarters, we believe SG&A growth is expected to moderate in this year’s fourth quarter.

■	Turning now to our balance sheet, cash and investments rose by $5.6 million to $61.7 million at the end of the third quarter from the level at the end of this year’s second quarter.

■	Third quarter-ending cash was also up from $52.5 million at the end of 2004.

■	Inventories fell by 19% from the level at the end of this year’s second quarter and by 17% in comparison to the end of 2004.

■	This decline was due partly to exceptionally strong sales in the final month of the third quarter, which depleted our quarter-ending inventories.

■	Barring similarly strong sales in December, we would expect fourth quarter-ending inventories to be above the third quarter level.

■	Finally, stockholders’ equity rose to $73.4 million at the end of the third quarter, up from $68.2 million at the end of the second quarter and $62.7 million at the end of 2004.

■	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.